Exhibit 99.1


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15 Old Danbury Road, Suite 203                 Web Page: http://www.startech.net
Wilton, Connecticut  06897                         E-Mail: starmail@startech.net
Phone: (203) 762-2499
Fax: (203) 761-0839                                     Contact: Joseph F. Longo
                          FOR IMMEDIATE RELEASE
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        Startech Environmental Corporation (OTC:BB "STHK") and Northshore
     Asset Management, LLC agree to modify certain private placement terms.

Wilton, CT, August 1, 2003 - Startech Environmental Corporation announced today that it agreed with Northshore Asset Management, LLC to extend the date on which Northshore will purchase an additional $1 million of common stock from on or about July 25, 2003 to on or about October 15, 2003 and that the price per share at which the common stock will be purchased will be equal to the average closing price of the common stock during the 30 consecutive trading days prior to the date of such closing less a 25% discount to such average price.

In addition, Startech and Northshore agreed to extend the date on which Northshore has an option to purchase an additional $1 million of common stock from on or about August 15, 2003 to on or about December 15, 2003 at a price per share equal to the average closing price of the common stock during the 30 consecutive trading days prior to the date of such closing less a 25% discount to such average price.

More detailed information about Startech is set forth in Startech's filings with the Commission, including Startech's Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and in other documents that Startech has filed with the Commission. Investors and security holders are urged to read those documents free of charge at the Commission's Web site at www.sec.gov. Those documents may also be obtained free of charge from Startech. Startech does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Safe Harbor for Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its Plasma Converter(TM) technology. All forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, rapid technological change and competition as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.